Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2016 FINANCIAL RESULTS

Minnetonka, MN – March 7, 2017 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of connectivity infrastructure and services for deployments of broadband networks, today announced financial results for the fourth quarter (“Q4”) and full year ended December 31, 2016, including a discussion of results of operations by segment.

Full Year 2016 Summary

•	2016 consolidated sales were $99.4 million compared to $107.7 million in 2015.
▪	Transition Networks’ sales increased 1%.
▪	Net2Edge’s sales increased 38%.
▪	Suttle’s sales decreased 16%.
▪	JDL Technologies’ sales decreased 1%.
•	The 2016 net loss was $8.1 million, or $(0.92) per diluted share, compared to net loss of $9.6 million, or $(1.11) per diluted share, in 2015. The $1.5 million improvement was primarily due to lower SG&A costs across all segments, offset partially by lower sales and lower margins within Suttle. Changes in operating income, used to measure segment performance, are noted below.
▪	Transition Networks’ operating income was $0.3 million versus an operating loss of $1.2 million in 2015.
▪	JDL Technologies’ operating income was $1.9 million versus operating income of $1.2 million in 2015.
▪	Suttle’s operating loss was $8.6 million versus an operating loss of $6.4 million in 2015.
▪	Net2Edge’s operating loss was $2.2 million versus $2.8 million in 2015
•	2016 cash flow from operating activities totaled $1.2 million, and was favorably impacted by a $1.6 million federal income tax refund related to carryback of 2015 net operating losses and CSI’s continued focus on working capital management.
•	Cash, cash equivalents, and investments totaled $16.2 million and working capital was $44.0 million as of December 31, 2016.

CSI’s Chief Executive Officer Roger H.D. Lacey commented, “While overall results were disappointing, we did see significant progress in sectors all across the Company. For example, Transition Networks returned to profitability, with $2.1 million operating income in the second half of the year, led by increases in new product revenue, which increased to $10 million for the year. JDL Technologies continued its strong performance within its educational business, increasing operating income by $700,000. While Suttle continued to incur losses, it is committed to continued restructuring, expense reduction and refocusing of its business on Tier2/3 and Contractor/Installer customers, as well as Tier 1 customers. Pricing and cost levels will be a key focus in 2017 and our recent announcement of the closing of our Costa Rica facility demonstrates our renewed focus on underutilized assets. We believe our balance sheet remains strong and that we have the cash and human capital resources to complete our business transformations and return to profitability in due course.”

Fourth Quarter 2016 Summary

•	Q4 2016 consolidated sales were $22.8 million compared to $27.7 million in Q4 2015.
▪	Transition Networks’ sales rose 7%.
▪	Net2Edge’s sales rose 57%.
▪	Suttle’s sales declined 31%.
▪	JDL Technologies’ sales declined 39%.

•      Q4 2016 consolidated operating loss was $1.9 million compared to an operating loss of $3.5 million in Q4 2015.

▪	Transition Networks’ operating income was $0.5 million versus an operating loss of $0.9 million in Q4 2015.
▪	JDL Technologies’ operating income was $0.1 million versus operating income of $1.0 million in Q4 2015
▪	Suttle’s operating loss was $2.1 million versus an operating loss of $1.5 million in Q4 2015.
▪	Net2Edge’s operating loss was $0.4 million versus an operating loss of $0.8 million in Q4 2015.
•	Q4 2016 net loss was $1.8 million, or $(0.21) per diluted share, compared to a net loss of $5.7 million, or $(0.66) per diluted share, in Q4 2015.

Q4 2016 Segment Financial Overview

Transition Networks

(in 000s)	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Sales	$ 10,799	$ 10,054	$ 41,093	$ 41,469
Gross profit	4,462	3,837	17,486	17,767
Operating loss	506	(884)	306	(1,238)

Transition Networks’ Q4 2016 sales increased 7% to $10.8 million from $10.1 million in Q4 2015 driven by ION media converter sales to a North American service provider and by an increase in Federal sales. Media converter sales represented 61% of total segment sales in Q4 2016, compared to 69% of total segment sales in Q4 2015.

Mr. Lacey noted, “We believe the Transition business is now in good shape. It has a solid Federal business product portfolio, coupled with the beginnings of a Telco business, based on the ION platform. Further, a PoE (Power over Ethernet) initiative is driving penetration into the Security markets. Margins here are improving, and with the slimmer organization lowering the breakeven point, we are well positioned for the year.”

Suttle

(in 000s)	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Sales	$ 8,651	$ 12,613	$ 42,076	$ 50,082
Gross profit	397	2,063	3,883	8,850
Operating (loss) income	(2,089)	(1,542)	(8,642)	(6,435)

Suttle’s Q4 2016 sales decreased 31% to $8.7 million, from $12.6 million in Q4 2015, primarily due to increased pricing pressure with a major telecommunications customer, volume declines in its legacy product lines and lower international sales. Sales to the major communication service providers declined 28% to $7.5 million in Q4 2016, from $10.4 million in Q4 2015, and comprised 87% of total segment revenues. Gross profit in 2016 was negatively impacted by a $1.4 million excess and obsolete inventory charge related primarily to legacy products with a $0.8 million charge in Q4. This compared to a $0.3 million inventory charge in 2015, with $41,000 in Q4 of 2015.

Mr. Lacey noted, “We believe our continuing restructuring of the Suttle business to give it a lower cost profile, coupled with the launch of the MediaMAXTM and FutureLinkTM solution sets targeted not only on Tier 1 but also Tier2/3, contractors and installers, will reposition Suttle for success.”

JDL Technologies

(in 000s)	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Sales	$ 3,104	$ 5,107	$ 15,464	$ 15,672
Gross profit	885	1, 889	5,219	4,806
Operating income (loss)	120	976	1,923	1,171

JDL Technologies’ Q4 2016 sales decreased 39% to $3.1 million from $5.1 million in Q4 2015, due to the timing of projects in the educational vertical.

Mr. Lacey commented, “The continuing volatility in our key education business coupled with relatively slow growth in our commercial business, required adjustments in our cost and services structure; this is now in place. For 2017 we remain positive about our health care and financial managed services opportunities.”

Net2Edge

(in 000s)	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Sales	$ 439	$ 279	$ 1,873	$ 1,353
Gross profit	217	96	969	715
Operating income (loss)	(425)	(849)	(2,172)	(2,775)

Net2Edge’s sales increased for the quarter and year due to increased sales of its new LiberatorTM product line.

Mr. Lacey concluded, “Net2Edge is a high risk, high reward business opportunity. In 2016, the team created a series of exciting specialty niche products with high margins that some of the world’s leading Telcos are now trialing.”

Financial Condition

CSI’s balance sheet at December 31, 2016 included cash, cash equivalents, and investments of $16.2 million, working capital of $44.0 million, and stockholders’ equity of $61.6 million.

Form 10-K

For further information, please see the Company’s Form 10-K, which will be filed on or about March 10, 2017.

About Communications Systems

Communications Systems, Inc. provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc.

Mark D. Fandrich

Chief Financial Officer

952-582-6416

mark.fandrich@commsysinc.com

Roger H. D. Lacey

Chief Executive Officer

952-996-1674

CSI CONSOLIDATED SUMMARY OF EARNINGS
Selected Income Statement Data
	Unaudited
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
Sales	$22,758,408	$27,680,761	$99,352,934	$107,669,524
Gross profit	5,746,182	7,696,520	26,581,541	31,546,162
Operating loss *	(1,889,470)	(3,528,353)	(4,456,547)	(10,505,869)
Loss before income taxes	(1,824,279)	(3,504,081)	(7,856,598)	(10,401,723)
Income tax expense (benefit)	14,333	2,236,536	256,950	(753,415)
Net loss	$(1,838,612)	$(5,740,617)	$(8,113,548)	$(9,648,308)

Basic net loss per share	$(0.21)	$(0.66)	$(0.92)	$(1.11)
Diluted net loss per share	$(0.21)	$(0.66)	$(0.92)	$(1.11)
Cash dividends per share	$0.04	$0.16	$0.40	$0.64

Average basic shares outstanding	8,849,236	8,752,180	8,824,386	8,720,225
Average dilutive shares outstanding	8,849,236	8,752,180	8,824,386	8,720,225

* As part of the pension plan settlement of our former UK-based Austin Taylor subsidiary, the Company recorded a $4.1 million pension liability gain within operating expenses during first quarter 2016 that previously had been recorded in accumulated other comprehensive income. Additionally in first quarter 2016, the Company recognized $4.2 million in foreign currency translation losses within Other (Expense) Income due to the substantial liquidation of Austin Taylor.

Selected Balance Sheet Data
	Unaudited
	Dec. 31, 2016	Dec. 31, 2015
Total assets	$73,177,016	$87,916,230
Cash, cash equivalents & investments	16,248,550	21,334,910
Working capital	44,004,930	46,448,294
Property, plant and equipment, net	15,719,403	17,468,420
Long-term liabilities	176,161	290,087
Stockholders’ equity	61,632,692	72,184,691